Exhibit 2.3

DESCRIPTION OF SECURITIES
This exhibit summarizes the material provisions of ABB Ltd’s

(the “Company” or “ABB”) Articles of
Incorporation and the Swiss Code of Obligations relating

to the shares of ABB Ltd, and ABB Ltd’s Amended

and
Restated Deposit Agreement dated May 7, 2001 (the “Deposit Agreement”).

The description is only a summary and
is qualified in its entirety by ABB Ltd’s

Articles of Incorporation, ABB Ltd’s

filings with the commercial register of
the Canton of Zurich (Switzerland) and Swiss statutory law.
Registration and Business Purpose
ABB Ltd was registered as a corporation ( Aktiengesellschaft ) in the commercial register of the Canton of
Zurich (Switzerland) on March 5, 1999, under the name

of “New ABB Ltd” and its name was subsequently changed
to “ABB Ltd”.
Our Shares
ABB Ltd’s shares are registered

shares (
Namenaktien
) with a par value of CHF 0.12 each. ABB’s

ordinary
share capital (including treasury shares) as registered

with the Commercial Register amounts to
CHF 260,177,791.68, divided into 2,168,148,264 fully

paid registered shares with a par value of CHF 0.12 per

share.
The shares are fully paid and non-assessable. The shares

rank pari passu in all respects with each other,
including in respect of entitlements to dividends, to

a share of the liquidation proceeds in the case of a liquidation of
ABB Ltd, to advance subscription rights and to pre-emptive

rights.
Each share carries one vote in ABB Ltd’s

general shareholders’

meeting. Voting

rights may be exercised
only after a shareholder has been recorded in ABB Ltd’s

share register (
Aktienbuch ) as a shareholder with voting
rights, or with Euroclear Sweden AB in Sweden, which

maintains a subregister of ABB Ltd’s share

register.
Euroclear Sweden AB is an authorized central securities depository under the Swedish Act on Registration of
Financial Instruments and carries out, among other things,

the duties of registrar for Swedish companies listed on the
NASDAQ OMX Stockholm Exchange. Registration with voting

rights is subject to the restrictions described in
“Transfer of Shares”.
The shares are not issued in certificated form and are held

in collective custody at SIX SIS AG.
Shareholders do not have the right to request printing and

delivery of share certificates (
aufgehobener Titeldruck ),
but may at any time request ABB Ltd to issue a confirmation of the number of registered shares held.
Right to vote
A shareholder may be represented at the Annual General

Meeting by its legal representative, by another
shareholder with the right to vote or by the independent

proxy elected by the shareholders (
unabhängiger
Stimmrechtsvertreter
). If the Company does not have an independent proxy,

the Board of Directors shall appoint the
independent proxy for the next General Meeting of Shareholders.

All shares held by one shareholder may be
represented by one representative only.
For practical reasons shareholders must be registered in the share register no later than 6 business days
before the general meeting in order to be entitled to vote. Except for the cases described under “Limitations on
transferability of shares and nominee registration” below,

there are no voting rights restrictions limiting ABB’s
shareholders’ rights.
There is no provision in ABB Ltd’s

Articles of Incorporation requiring a quorum for the holding of
shareholders’ meetings.

Resolutions and elections usually require the approval

of an “absolute majority” of the shares represented

at
a shareholders’ meeting (i.e. a majority of the shares represented at the shareholders’ meeting with abstentions
having the effect of votes against the resolution).

If the first ballot fails to result in an election and more

than one
candidate is standing for election, the presiding officer

will order a second ballot in which a relative majority (i.e. a majority of the votes) shall be decisive.
A resolution passed with a qualified majority (at least two

thirds) of the shares represented at a
shareholders’ meeting is required for:
•

a modification of the purpose of ABB Ltd,
•

the creation of shares with increased voting powers,
•

restrictions on the transfer of registered shares and the

removal of those restrictions,
•

restrictions on the exercise of the right to vote and the

removal of those restrictions,
•

an authorized or conditional increase in share capital,
•

an increase in share capital through the conversion of

capital surplus, through an in-kind contribution or
in exchange for an acquisition of property,

and the grant of special benefits,
•

the restriction or denial of pre-emptive rights,
•

a transfer of ABB Ltd’s place

of incorporation, and
•

ABB Ltd’s dissolution.
Shareholders’ dividend rights
The unconsolidated statutory financial statements of ABB Ltd are prepared in accordance with Swiss law.
Based on these financial statements, dividends may be paid

only if ABB Ltd has sufficient distributable profits

from
previous years or sufficient free reserves to allow

the distribution of a dividend. Swiss law requires that ABB Ltd retain at least 5 percent of its annual net profits as legal reserves until these reserves amount to at least 20 percent of
ABB Ltd’s share capital. Any

net profits remaining in excess of those reserves are at

the disposal of the
shareholders’ meeting.
Under Swiss law, ABB Ltd

may only pay out a dividend if it has been proposed by

a shareholder or the
Board of Directors and approved at a general meeting

of shareholders, and the auditors confirm that the dividend
conforms to statutory law and ABB’s

Articles of Incorporation. In practice, the shareholders’ meeting usually
approves dividends as proposed by the Board of Directors.
Dividends are usually due and payable no earlier than

two trading days after the shareholders’ resolution
and the ex‑date for dividends is normally two trading

days after the shareholders’ resolution approving the

dividend.
Dividends are paid out to the holders that are registered

on the record date. Euroclear administers the payment of
those shares registered with it. Under Swiss law,

dividends not collected within five years after the due

date accrue to
ABB Ltd and are allocated to its other reserves. As ABB Ltd

pays cash dividends, if any,

in Swiss francs (subject to
the exception for certain shareholders in Sweden described

below), exchange rate fluctuations will affect the U.S.
dollar amounts received by holders of ADSs upon conversion

of those cash dividends by Citibank, N.A., the
depositary, in accordance

with the Deposit Agreement.

For shareholders who are residents of Sweden, ABB has

established a dividend access facility (for up to
600,004,716 shares). With respect

to any annual dividend payment for which this facility is made available,
shareholders who register with Euroclear may elect

to receive the dividend from ABB Norden Holding AB in
Swedish krona (in an amount equivalent to the dividend

paid in Swiss francs) without deduction of Swiss
withholding tax. For further information on the dividend

access facility, see ABB’s

Articles of Incorporation.
Transfer of Shares
The transfer of shares is effected by corresponding

entry in the books of a bank or depository institution. An
acquirer of shares must file a share registration form in order to be registered in ABB Ltd’s share

register as a
shareholder with voting rights. Failing such registration,

the acquirer will not be able to participate in or vote at
shareholders’

meetings, but will be entitled to dividends, pre-emptive and advanced subscription rights, and
liquidation proceeds.
An acquirer

of shares will be recorded in ABB Ltd’s

share register with voting rights upon disclosure of

its
name and address. However, ABB Ltd may

decline a registration with voting rights if the shareholder does not
declare that it has acquired the shares in its own name

and for its own account. If the shareholder refuses to make
such declaration, it will be registered as a shareholder

without voting rights. A person failing to declare in its
registration application that it holds shares for its own account

(a nominee), will be entered in the share register with
voting rights, provided that such nominee has entered into

an agreement with ABB concerning its status, and further
provided that the nominee is subject to recognized bank or

financial market supervision.
After having given the registered shareholder or nominee

the right to be heard, the Board of Directors may
cancel registrations in the share register retroactive

to the date of registration if such registrations were made on the
basis of incorrect information. The relevant shareholder

or nominee will be informed promptly as to the cancellation.
The Board of Directors will oversee the details and issue the instructions necessary for compliance with the
preceding regulations. In special cases, it may grant exemptions from the rule concerning nominees.
Acquirers of registered shares who have chosen to have

their shares registered in the share register with
Euroclear Sweden AB are not requested to file a share registration form or declare that they have acquired the shares
in their own name and for their own account in order to

be registered as a shareholder with voting rights. However,
in order to be entitled to vote at a shareholders’

meeting those acquirers need to be entered in the Euroclear

Sweden
AB share register in their own name no later than

six business days prior to the shareholders’ meeting. Holders of such shares are also able to attend shareholders’

meetings. Uncertificated shares registered with Euroclear

Sweden
AB may be pledged in accordance with Swedish law.

Except as described in this subsection, neither the Swiss Code of Obligations nor ABB Ltd’s

Articles of
Incorporation limit any right to own ABB Ltd’s

shares, or any rights of non-resident or foreign shareholders to
exercise voting rights of ABB Ltd’s

shares.
Pre-emptive Rights
Shareholders of a Swiss corporation have certain pre-emptive rights to subscribe for new shares issued in
connection with capital increases in proportion to the nominal amount of their shares held. A resolution adopted at a
shareholders’

meeting with a supermajority of two-thirds of the shares represented may,

however, repeal, limit or
suspend (or authorize the board of directors to repeal, limit or suspend) pre-emptive rights for cause. Cause includes
an acquisition of a business or a part thereof, an acquisition of a participation in a company or the grant of shares to
employees. In addition, based on Article 4bis para. 1

and para. 4 of ABB Ltd’s Articles of Incorporation,

pre-emptive
rights of the shareholders are excluded in connection with

the issuance of convertible or warrant-bearing bonds or
other financial market instruments, shares to employees

of ABB issued out of ABB Ltd’s contingent

share capital or
the grant of warrant rights to shareholders, or may be restricted or denied by the Board of Directors of ABB Ltd
under certain circumstances as set forth in Article 4ter of

ABB Ltd’s Articles of Incorporation.

Advance Subscription Rights
Shareholders of a Swiss corporation may have an advance

subscription right with respect to bonds and other
instruments issued in connection with options or conversion

rights for shares if such option or conversion rights are
based on the corporation’s

conditional capital. However, the

shareholders’

meeting can, with a supermajority of
two-thirds of the shares represented at the meeting, exclude or restrict (or authorize the board of directors to exclude
or restrict) such advance subscription rights for cause.
Repurchase of Shares
Swiss law limits a corporation’s

ability to repurchase or hold its own shares. ABB Ltd and

its subsidiaries
may only repurchase shares if ABB Ltd has sufficient

freely distributable reserves to pay the purchase price,

and the
aggregate nominal value of such shares does not exceed

10 percent of ABB Ltd’s total share

capital. Furthermore,
ABB Ltd must create a special reserve on its balance

sheet in the amount of the purchase price of the acquired
shares. Such shares held by ABB Ltd or its subsidiaries do not carry any rights to vote at shareholders’

meetings, but
are entitled to the economic benefits applicable to the

shares generally and are considered to be “outstanding”

under
Swiss law.
Notices
Written communication by ABB Ltd to

its shareholders will be sent by ordinary mail to the last address of
the shareholder or authorized recipient entered in the

share register. To

the extent that personal notification is not
mandated by law,

all communications to the shareholders are validly made by

publication in the Swiss Official
Gazette of Commerce ( Schweizerisches Handelsamtsblatt
). To the

extent required by the listing rules of the SIX
Swiss Exchange,

the NASDAQ OMX Stockholm Exchange, or the New York

Stock Exchange, notices will be
published in accordance with the rules of those exchanges

.

All such shareholder notices will also be published on
ABB’s

website.
Duration, Liquidation and Merger
The duration of ABB Ltd as a legal entity is unlimited.

It may be dissolved at any time by a shareholders’
resolution which must be approved by a supermajority

of two-thirds of the shares represented at the general meeting of shareholders (this supermajority requirement applies in

the event of a dissolution by way of liquidation or a
merger where ABB Ltd is not the surviving

entity). Dissolution by court order is possible if it becomes bankrupt or if
holders of at least 10 percent of its share capital registered in the commercial register can establish cause for
dissolution.
Under Swiss law, any

surplus arising out of a liquidation of a corporation (after the settlement of all claims
of all creditors) is distributed to the shareholders in proportion to the paid-up par value of shares held, but this
surplus is subject to Swiss withholding tax of 35 percent.
Disclosure of Major Shareholders
Under the Swiss Stock Exchange Act, shareholders and

groups of shareholders acting in concert who
directly or indirectly acquire or sell shares of a listed Swiss corporation or rights based thereon and thereby reach,
exceed or fall below the thresholds of 3 percent, 5 percent, 10 percent, 15 percent, 20 percent, 25 percent,
33
1
/
3

percent, 50 percent or 66
2
/
3

percent of the voting rights of the corporation must notify

the corporation and the
exchange(s) in Switzerland on which such shares are listed

of such holdings in writing within four trading days,
whether or not the voting rights can be exercised.

Following receipt of such a notification, the corporation must inform the public within two trading days.
An additional disclosure requirement exists under the

Swiss Code of Obligations, according to which
ABB Ltd must disclose individual shareholders and groups

of shareholders acting in concert and their shareholdings
if they hold more than 5 percent of all voting rights and

ABB Ltd knows or has reason to know of such major
shareholders. Such disclosures must be made once

a year in the notes

to the financial statements as published in its
annual report.

Mandatory Offering Rules
Under the Swiss Financial Market Infrastructure Act,

shareholders and groups of shareholders acting in
concert who acquire more than 33
1
/
3

percent of the voting rights (whether exercisable or not) of a listed

Swiss
company have to submit a takeover bid to all remaining

shareholders unless the articles of incorporation of the
company provide for an alteration of this obligation. ABB Ltd’s

Articles of Incorporation do not provide for any
alterations of the acquiror’s

obligations under the Swiss Financial Market Infrastructure

Act. The mandatory offer
obligation may be waived under certain circumstances, for

example if another shareholder owns a higher percentage
of voting rights than the acquiror.

A waiver from the mandatory bid rules may be granted by the Swiss Takeover
Board. If no waiver is granted, the mandatory takeover

bid must be made pursuant to the procedural rules set forth

in
the Swiss Financial Market Infrastructure Act and the

implementing ordinances.
Other than the rules discussed in this section and in

the section above entitled “—Duration, Liquidation and
Merger” and as disclosed from time to time

in our Annual Report on Form 20-F with respect to Shareholders’
Meetings (which reflect mandatory provisions of Swiss law),

no provision of ABB Ltd’s Articles

of Incorporation
would operate only with respect to a merger,

acquisition or corporate restructuring of ABB (or any of its subsidiaries) and have the effect of delaying,

deferring or preventing a change in control of ABB.
Cancellation of Remaining Equity Securities
Under Swiss law, any

offeror who has made a tender offer

for the shares of a Swiss target company and
who, as a result of such offer,

holds more than 98 percent of the voting rights of the target company, may petition

the
court to cancel the remaining equity securities. The

corresponding petition must be filed against the target

company
within three months after the lapse of the offer

period. The remaining shareholders may join in the proceedings.

If
the court orders cancellation of the remaining equity securities, the target company will reissue the equity securities
and deliver such securities to the offeror against performance of the offer for the benefit of the holders of

the
cancelled equity securities.
American Depositary Shares
American Depositary Shares
The Company’s American

Depositary Shares (each representing one registered share of

ABB Ltd) are
referred to as “ADSs”. Citibank,

N.A. is the depositary bank (the “Depositary”) of the Company’s

ADS program and
its principal executive office is 388 Greenwich

Street, New York,

New York

10013.
Voting

the Deposited Securities
Holders generally have the right under the Deposit Agreement to instruct the Depositary to vote the number
of deposited shares represented by their ADSs. At the Company’s request, the Depositary will distribute to holders as
of a specified record date a notice of meeting or solicitation of consent or proxies together with information
explaining how to instruct the Depositary to exercise the

voting rights of the shares represented by ADSs. Upon the
timely receipt of voting instructions from a holder of

ADSs as of the specified record date in the manner specified by
the Depositary, the

Depositary must endeavor, insofar as practicable

and permitted under applicable law and the
provisions of the Articles of Incorporation of the

Company and the provisions of the shares, to vote, or cause
Citibank, N.A. – Zurich (the “Custodian”) to vote, the shares represented by such holder’s ADSs in accordance with
such instructions.

If the Depositary timely receives voting instructions

from a holder that fail to specify the manner in which
the Depositary is to vote the shares represented by

such holder’s ADSs, the Depositary will deem such

holder (unless
otherwise specified in the notice distributed to holders)

to have instructed the Depositary to vote in favor of the
proposals of the Board of Directors in respect of the items set forth on the agenda for the relevant meeting. Shares
represented by ADSs for which no timely voting instructions are received by the Depositary from the holder will not
be voted. Notwithstanding the foregoing, if the Depositary

receives a request from the Company less than 30 days
but at least 10 days prior to a meeting or proxy or consent

solicitation, the Depositary,

subject to certain conditions,
must distribute to holders as of the specified record date an information statement which describes for such holders
the matters

to be voted on at such meeting. Under these circumstances,

the Depositary will not be responsible for the
inability of any holder to exercise its right to vote.

Distributions of Cash
Whenever the Depositary receives confirmation from the

Custodian of receipt of any cash dividend or other
cash distribution on any shares, or receives proceeds from

the sale of any shares or of any entitlements held in
respect of shares under the terms of the Deposit Agreement,

the Depositary will arrange for the funds to be converted
into U.S. dollars and for the distribution of the U.S. dollars to holders entitled thereof as of a specified record date in proportion to the number of ADSs held as of such record

date. The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable

by holders under the terms of the Deposit Agreement. The
Depositary must distribute only such amount, however,

as can be distributed without attributing to any holder

a
fraction of one cent, and any balance not so distributable

must be held by the Depositary (without liability for interest thereon) and must be added to and become part of

the next sum received by the Depositary for distribution to holders of ADSs then outstanding at the time of the next distribution. Alternatively,

the funds that the Depositary holds must
be escheated as unclaimed property in accordance with

applicable law.
Distributions of Shares

If any distribution upon any deposited shares consists of a

dividend in, or free distribution of, shares, the
Company must cause such shares to be deposited with the

Custodian and registered, as the case may be, in the name
of the Depositary,

the Custodian or their respective nominees. Upon receipt

of confirmation of such deposit from the
Custodian, the Depositary must, subject to and in accordance with the Deposit Agreement, distribute to the holders
as of a specified record date in proportion to the number

of ADSs held as of such date, additional ADSs, which
represent in aggregate the number of shares received as such dividend, or free distribution, subject to the terms of the
Deposit Agreement. If additional ADSs are not so distributed,

each ADS issued and outstanding after the specified
record date must, to the extent permissible by law,

also represent the additional integral number of shares distributed upon the shares represented thereby.
The distribution of shares or the modification of the ADS-to-share ratio upon a distribution of shares will be
made net of fees, expenses, taxes and governmental charges

payable by holders under the terms of the Deposit
Agreement. Only whole new ADSs will be distributed.

Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

Elective Distributions in Cash or Shares
Whenever the Company intends to distribute a dividend

payable at the election of the holders either in cash
or in additional shares, the Company must give prior

notice thereof to the Depositary and will indicate whether

the
Company wishes the elective distribution to be made

available to holders of ADSs. In such case, the Company will assist the Depositary in determining whether such distribution is lawful and reasonably practicable and the means by
which such elective distribution can be made available.

The Depositary will make the election available to the
holders only if it is reasonably practicable and the Company has provided all documentation contemplated in the
Deposit Agreement. In such case, the Depositary will establish procedures to enable the holders to elect to receive
either cash or additional ADSs, in each case as described

in the Deposit Agreement.

Distribution of Rights to Purchase Additional

Shares
Whenever the Company intends to distribute to holders rights to subscribe for additional shares, the
Company must promptly give notice thereof to the

Depositary stating whether or not it wishes such rights to be made available to holders of ADSs. Upon the timely receipt

of the Company's notice indicating that the Company wishes
such rights to be made available to holders of ADSs, the Depositary must consult with the Company to determine,
and the Company must assist the Depositary in its determination,

whether it is lawful and reasonably practicable to
make such rights available to the holders and the means

of making such rights available to the holders. The
Depositary will establish procedures to distribute

rights to purchase additional ADSs to holders to exercise such rights if it is lawful and reasonably practicable to make

the rights available to holders of ADSs, and if the Company
provides all of the documentation contemplated in

the Deposit Agreement (such as opinions to address the
lawfulness of the transaction). Holders may have to pay

fees, expenses, taxes and other governmental charges

to
subscribe for the new ADSs upon the exercise of

the holders’ rights. The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase shares other than in the form of
ADSs. The Depositary will not distribute rights to

a holder if the Company does not timely request that the rights be distributed to the holder or the Company requests that the rights not be distributed to the holder; or if the Company
fails to deliver satisfactory documents to the Depositary,

or it is not reasonably practicable to distribute the rights.
The Depositary will sell the rights that are not exercised

or not distributed if such sale is lawful and reasonably
practicable. The proceeds of such sale will be distributed

to holders as in the case of a cash distribution. If the
Depositary is unable to sell the rights, it will allow the rights to lapse.

Notices and Reports
The Depositary will, at the expense of the Company,

make available a copy of any notices, reports or
communications issued by the Company and delivered

to the Depositary for inspection by the holders of the receipts evidencing the ADSs representing such shares governed by

such provisions at the Depositary's principal office,

at the
office of the Custodian and at any other designated

transfer office.
Changes Affecting Deposited Securities

The shares held on deposit for holders’ ADSs may change

from time to time. For example, there
may be a change in nominal or par value, split-up, cancellation,

consolidation or any other reclassification of such
shares or a recapitalization, reorganization, merger,

consolidation or sale of assets of the Company.

If any such
change were to occur, the holders’

ADSs would, to the extent permitted by law,

represent the right to receive the
property received or exchanged in respect of the shares

held on deposit. The Depositary may in such circumstances
deliver new ADSs to the holders, amend the Deposit Agreement,

the receipts, and the applicable registration
statement(s) on Form F-6, call for the exchange of the holders’ existing

ADSs for new ADSs and take any other
actions that are appropriate to reflect as to the ADSs the change affecting the shares. If the Depositary may not
lawfully distribute such property to the holders, the Depositary may sell such property and distribute the net proceeds
to the holders as in the case of a cash distribution.

Amendment or Termination

of Deposit Agreement
The Company may agree with the Depositary to modify

the Deposit Agreement without the prior written
consent of the holders or beneficial owners. The Company

will give holders 30 days’ prior notice of any
modifications that would materially prejudice any of their

substantial rights under the Deposit Agreement. The
Company does not consider to be materially prejudicial

to the holders’ substantial rights any modifications or
supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933, as
amended (the “Securities Act”) or to be eligible for

book-entry settlement, in each case, without imposing or
increasing the fees and charges holders are required

to pay. In addition, the

Company may not be able to provide the
holders with prior notice of any modifications or supplements that are required to accommodate compliance with
applicable provisions of law.

Holders will be bound by modifications to the Deposit Agreement if they continue to
hold ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be
amended to prevent a holder from withdrawing the shares

represented by its ADSs (except as permitted by law). The
Company has the right to direct the Depositary to terminate

the Deposit Agreement. Similarly,

the Depositary may in
certain circumstances on its own initiative terminate the

Deposit Agreement. In either case, the Depositary must give
notice to the holders at least 30 days before termination.

Until termination, the holders’ rights under the Deposit
Agreement will be unaffected.

After termination, the Depositary will continue to collect

dividends and other distributions received
(but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the
securities held on deposit. After the sale, the Depositary

will hold the proceeds from such sale and any other funds
then held for the holders of ADSs in a non-interest bearing

account. At that point, the Depositary will have no

further
obligations to holders other than to account for the funds

then held for the holders of ADSs still outstanding (after
deduction of applicable fees, taxes and expenses).

Inspection of Books and Records
The Depositary (or any bank or trust company appointed

by the Depository in accordance with the Deposit
Agreement, the “registrar”) must keep books for the

registration of issuances and transfers of receipts, which at all reasonable times must be open for inspection by the Company

and by the holders of such receipts, provided that such
inspection must not be, to the registrar’s knowledge,

for the purpose of communicating with holders of such

receipts
in the interest of a business or object other than the

business of the Company or other than a matter related to

the
Deposit Agreement or the receipts. The registrar may close

the transfer books with respect to the receipts, at any

time
or from time to time, when deemed necessary or advisable

by it in good faith in connection with the performance of
its duties under the Deposit Agreement, or at the reasonable written request of the Company subject, in all cases, to
the terms of the Deposit Agreement.
Transfer,

Combination and Split Up of Receipts
Holders will be entitled to transfer,

combine or split up receipts and the shares evidenced

thereby. For
transfers of receipts, holders will have to surrender the receipt to be transferred to the Depositary and also must:
•

ensure that the surrendered receipt is properly endorsed

or otherwise in proper form for transfer;
•

provide such proof of identity and genuineness of signatures as the Depositary deems appropriate;
•

provide any transfer stamps required by the State of New

York

or the United States; and
•

pay all applicable fees, charges, expenses, taxes and

other government charges payable by holders
pursuant to the terms of the Deposit Agreement, upon the

transfer of receipts.
To have receipts

either combined or split up, holders must surrender the receipts in question to the
Depositary with a request to have them combined or split

up, and must pay all applicable fees, charges and

expenses
payable by receipt holders, pursuant to the terms of the

Deposit Agreement, upon a combination or split up of
receipts.

Withdrawal of Shares

Upon Cancellation of ADSs
Holders are entitled to present ADSs to the Depositary for

cancellation and then receive the corresponding
number of underlying shares at the Custodian's offices.

A holder’s ability to withdraw the shares

held in respect of
the ADSs may be limited by Swiss law considerations applicable at the time of withdrawal. In order to withdraw the
shares represented by ADSs, a holder will be required

to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer

of the shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.
The Depositary may ask a holder to provide proof of identity and genuineness of any signature and such
other documents as the Depositary may deem appropriate

before it will cancel ADSs. The withdrawal of the shares
represented by the ADSs may be delayed until the Depositary

receives satisfactory evidence of compliance with all
applicable laws and regulations. The Depositary will only

accept ADSs for cancellation that represent a whole
number of securities on deposit.
A holder will have the right to withdraw the securities represented by ADSs at any time except as a result
of:
•

temporary delays that may arise because (i) the transfer

books for the shares or ADSs are closed, or
(ii) shares are immobilized on account of a shareholders' meeting or a payment of dividends;
•

obligations to pay fees, taxes and similar charges;

and/or
•

restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities
on deposit.
Limitation on Liability
The Deposit Agreement limits the Company’s

obligations and the Depositary’s

obligations to holders.
Specifically:
•

The Company and the Depositary are obligated only to take

the actions specifically stated in the
Deposit Agreement without negligence or bad faith.

•

The Depositary disclaims any liability for any failure

to carry out voting instructions, for any manner in
which a vote is cast or for the effect of any vote,

provided it acts in good faith and in accordance with
the terms of the Deposit Agreement.

•

The Depositary disclaims any liability for any failure

to determine the lawfulness or practicality of any
action, for the content of any document forwarded

to holders on the Company’s behalf

or for the
accuracy of any translation of such a document, for the investment risks associated with investing in
shares, for the validity or worth of the shares, for any

tax consequences that result from the ownership
of ADSs, for the credit-worthiness of any third party,

for allowing any rights to lapse under the terms of
the Deposit Agreement, for the timeliness of any of the Company’s notices or for its failure to give
notice.

•

The Company and the Depositary will not be obligated

to perform any act that is inconsistent with the
terms of the Deposit Agreement.

•

The Company and the Depositary disclaim any liability

if the Company or the Depositary are prevented
or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in,
doing or performing any act or thing required by the terms

of the Deposit Agreement, by reason of any
provision, present or future of any law or regulation of

the United States, Switzerland, or any other
country, or by

reason of present or future provision of any provision

of the Company’s Articles of
Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God
or war or other circumstances beyond the Company’s

control.

•

The Company and the Depositary disclaim any liability

by reason of any exercise of, or failure to
exercise, any discretion provided for in the Deposit Agreement or in the Company’s Articles of
Incorporation or in any provisions of or governing the

securities on deposit.

•

The Company and the Depositary further disclaim any liability for any action or inaction in reliance on
the advice or information received from legal counsel, accountants,

any person presenting shares for
deposit, any holder of ADSs or authorized representatives thereof,

or any other person believed by
either of us in good faith to be competent to give such

advice or information.

•

The Company and the Depositary also disclaim liability for

the inability by a holder to benefit from any
distribution, offering, right or other benefit

that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to

holders of ADSs.

•

The Company and the Depositary may rely without any

liability upon any written notice, request or
other document believed to be genuine and to have been

signed or presented by the proper parties.

•

The Company and the Depositary also disclaim liability for

any consequential or punitive damages for
any breach of the terms of the Deposit Agreement.

•

No disclaimer of any Securities Act liability is intended by any provision of the Deposit Agreement.